UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2015

diaDexus, Inc.

(Exact name of Registrant as specified in its charter)

0-26483

(Commission File Number)

Delaware	94-3236309
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On January 6, 2015, diaDexus, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Form 8-K”) to report, among other matters, the appointment of Lori F. Rafield, Ph.D. as Interim Chief Executive Officer, effective January 5, 2015. Despite the previous disclosure, Dr. Rafield did not receive any compensation in connection with her appointment as Interim Chief Executive Officer. In connection with Dr. Rafield’s appointment as Interim Executive Chair effective June 1, 2014, she received an additional retainer of $46,958 per month and options to purchase 384,000 shared of common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Lori F. Rafield, Ph.D.

On April 20, 2015, the Company announced that Lori F. Rafield, Ph.D. was appointed as its Chief Executive Officer. In connection with Dr. Rafield’s appointment, the Company and Dr. Rafield entered into a letter agreement (the “Offer Letter”), pursuant to which Dr. Rafield will assume the role of Chief Executive Officer effective April 17, 2015 (the “Start Date”) at an annual base salary of $550,000, and Dr. Rafield will be eligible to earn an annual cash incentive bonus with a target amount equal to 60% of her base salary and a maximum amount equal to 90% of her base salary, which will be based on the achievement of corporate and individual goals to be determined by the Company’s Board of Directors (the “Board”). In accordance with the Offer Letter, the Compensation Committee of the Board will grant Dr. Rafield options to purchase 2,690,000 shares of the Company’s common stock under the Company’s 2012 Equity Incentive Award Plan, as amended, provided that the options shall be subject to issuance in two installments, the first consisting of the option to purchase 1,000,000 shares of common stock upon approval by the Compensation Committee, and the second as soon as practicable following stockholder approval of an increase in the share reserve available under the Plan, permitting the issuance of the remaining option to purchase 1,690,000 shares of common stock. The options will be subject to vesting, based on Dr. Rafield’s continued service, over a four-year period, with one forty-eighth of the total number of shares vesting each month measured from April 17, 2015. Dr. Rafield will also be eligible to participate in the Company’s Key Employee Severance Benefit Plan, which provides for severance upon an involuntary termination of employment, with cash severance that Dr. Rafield is eligible to receive upon an involuntary termination without cause equal to twelve months (in lieu of the six month severance figure otherwise set forth in the Key Employee Severance Benefit Plan for executive officers). In addition, regardless of the Key Employee Severance Benefit Plan benefits with respect to equity vesting, Dr. Rafield is entitled to twelve months of vesting of all of her outstanding equity grants upon on involuntary termination.

Dr. Rafield, age 60, served as a director of Vaxgen, Inc. from May 2008 until its merger with the Company in July 2010, has served as Chairman of the Board of the Company since July 2010, as Interim Executive Chair since June 1, 2014, as Interim Chief Executive Officer since January 2015 and as Chief Executive Officer since April 2015. Dr. Rafield has 25 years of experience leading, advising, and investing in companies in the life sciences industry. For the last 10 years, Dr. Rafield has served as a consultant to both the biotechnology and device industries working with entrepreneurs to create and finance companies with both institutional investor and strategic partners. She has been involved in creating business plans for new opportunities, restructuring existing companies as well as corporate partnering efforts. From 1998 to 2005, Dr. Rafield was Managing Director at Apax Partners (formerly Patricof & Co. Ventures), where she was Head of Healthcare responsible for developing a diversified investment strategy for a $250 million healthcare portfolio within a $1 billion fund. While at Apax, she was predominately focused on the creation of therapeutic product companies from pharmaceutical assets and resources, which lead to investments in Zymogenetics (Novo Nordisk), Affymax (GSK) and Aerovance (Bayer). From 1995 to 1997, Dr. Rafield was an Investment Principal at Robertson Stephens Early Stage Venture Fund. From 1991 to 1995, she was an affiliate at Institutional Venture Partners. Dr. Rafield held scientific research and management positions at Somatix Therapy Corp. from 1989 to 1991 and at Integrated Genetics, Inc. from 1986 to 1989, where she directed molecular biology efforts in the development and expression of recombinant proteins. She received a Ph.D. in 1981 in Microbiology at University of Virginia Medical School, and was a Postdoctoral Fellow at Harvard Medical School.

The foregoing is only a summary of the material terms of the Offer Letter with Dr. Rafield, does not purport to be a complete description of the rights and obligations of the parties under such agreement and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

A copy of the press release announcing the appointment of Dr. Rafield is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release titled “LORI RAFIELD, PH.D. APPOINTED PERMANENT CEO OF DIADEXUS” dated April 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.

Date: April 22, 2015	By:	/s/ Leone Patterson
Leone Patterson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release titled “LORI RAFIELD, PH.D. APPOINTED PERMANENT CEO OF DIADEXUS” dated April 20, 2015.